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                                                                     EXHIBIT 5.1

                                February 9, 2000

SIMIONE CENTRAL HOLDINGS, INC.
6600 Powers Ferry Road
Atlanta, Georgia  30339


         Re: Simione Central Holdings, Inc. Corporation Registration Statement on Form S-4 (No. 333_____)

Ladies and Gentlemen:

         We refer to the registration statement on Form S-4 referenced above, including amendments and exhibits thereto (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Securities Act"), by Simione Central Holdings, Inc., a Delaware corporation ("Simione"), with respect to the issuance by Simione of up to 11,392,974 shares (the "Shares") of its common stock, $.001 par value per share, upon completion of the proposed merger of MCS, Inc. and Simione Central Holdings, Inc. (the "Merger") pursuant to a Second Amended and Restated Agreement and Plan of Merger and Investment Agreement among Simione, MCS, Mestek, Inc. and certain major stockholders of Mestek dated as of October 25, 1999.

         We have examined the originals or certified copies of such corporate records, certificates of officers of Simione and/or public officials and such other documents, and have made such other factual and legal investigations, as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

         Based on our examination described above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by Simione of the Shares in connection with the Merger has been duly authorized, and (ii) when issued as described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable shares of common stock.

         This opinion is limited to the general corporation laws of the State of Delaware and the laws of the United States of America and we express no opinion herein as to the effect of any other laws.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

                                               Very truly yours,



                                               /s/ ARNALL GOLDEN & GREGORY, LLP
                                               --------------------------------
                                                   ARNALL GOLDEN & GREGORY, LLP